                                                                     EXHIBIT 2.3


                            PARTICIPATION AGREEMENT


   This Participation Agreement dated as of December 12, 1996 (the "Agreement")
                                                                    ---------
by and among SystemSoft Corporation, a Delaware corporation ("SystemSoft"),
                                                              ----------
Black Acquisition Corporation, a Delaware corporation and a wholly owned subsidiary of SystemSoft (the "Company"), Radish Communications Systems, Inc., a
                               -------
Delaware Corporation ("Radish"), and certain securityholders of Radish listed on
                       ------
the signature pages hereto (the "Major Stockholders").  Capitalized terms not
                                 -------------------
defined herein have the meanings assigned to them in the Agreement and Plan of Merger and Reorganization (the "Merger Agreement") dated the date hereof by and
                                ----------------
among SystemSoft, the Company and Radish.

                                  WITNESSETH:

   WHEREAS, pursuant to the Merger Agreement, SystemSoft, the Company and Radish have agreed to merge (the "Merger") the Company with and into Radish on the
                           ------
terms and conditions set forth therein; and

   WHEREAS, to induce SystemSoft to enter into the Merger Agreement, the Major Stockholders, as the major stockholders of Radish, have agreed to enter into this Agreement;

   NOW, THEREFORE, in consideration of the premises and the mutual agreements, provisions and covenants contained in this Agreement, the parties hereby agree as follows:


                                   ARTICLE I

                                   COVENANTS

   Each of the Major Stockholders hereby covenants and agrees with Radish, SystemSoft and the Company as follows:

   1.1   Cooperation.  It shall cooperate fully with Radish, SystemSoft and the
         -----------
Company in furnishing any information or performing any action reasonably requested by any such party, which information or action is necessary for the successful consummation of the transactions contemplated by the Merger Agreement. It shall use all reasonable efforts to cause the Closing to occur at the earliest practical time.

   1.2   Other Required Information.  It shall furnish to Radish, SystemSoft and
         --------------------------
the Company all information concerning itself and its subsidiaries and affiliates as is required to be set forth in any application or statement to be filed with any Governmental Authority in connection with the transactions contemplated by the Merger Agreement or otherwise.

   1.3   Confidentiality.  (i) All information furnished by one party (the
         ---------------
"Disclosing Party") to any other party (the "Receiving Party") in connection
-----------------                            ---------------
with this Agreement and the Merger Agreement and the transactions contemplated hereby and thereby shall be kept confidential by the Receiving Party (and shall be used by it only in connection with this Agreement and the Merger Agreement and the transactions contemplated hereby and thereby or, in the case of

                       Participation Agreement --Page 2


SystemSoft, as is necessary, appropriate or desirable for the corporate purposes of SystemSoft; provided, however, that in the event the transactions
               -----------------
contemplated by this Agreement and the Merger Agreement shall fail to be consummated, SystemSoft shall keep all such information confidential), except to the extent that such information (A) is or becomes generally available to the public other than as a result of an act or omission by the Receiving Party (or any of its directors, officers, employees, agents or advisors (the "Agents")),
                                                                    ------
(B) was within the possession of the Receiving Party prior to its being furnished to the Receiving Party by or on behalf of the Disclosing Party provided that the source of such information is not known by the Receiving Party
--------
to be bound by a confidentiality agreement with or other contractual, legal or fiduciary obligation of confidentiality to the Disclosing Party or any other party with respect to such information, (C) becomes available to the Receiving Party on a non-confidential basis from a source other than the Disclosing Party or any of its Agents, provided that such source is not known by the Receiving
                      --------
Party to be bound by a confidentiality agreement with or other contractual, legal or fiduciary obligation of confidentiality to the Disclosing Party with respect to such information or (D) is required to be disclosed in any document filed with the Commission or any other Governmental Authority.

         (ii) If the Receiving Party or any of its Agents is requested or required (by oral questions, interrogatories, requests for information or documents in legal proceedings, subpoena, civil investigative demand or other similar process) to disclose any of the confidential information, the Receiving Party shall use all reasonable efforts to provide the Disclosing Party with prompt written notice of any such request or requirement so that the Disclosing Party may seek a protective order or other appropriate remedy and/or waive compliance with the provisions of this Agreement. If, in the absence of a protective order or other remedy or the receipt of a waiver by the Disclosing Party, the Receiving Party or any of its Agents are nonetheless, based on the advice of counsel, required to disclose confidential information to any tribunal or else stand liable for contempt or suffer other censure or penalty, the Receiving Party or its Agents may, without liability hereunder, disclose to such tribunal only that portion of the confidential information which such counsel advises the Receiving Party is legally required to be disclosed, provided that
                                                                 --------
the Receiving Party exercise its best efforts to preserve the confidentiality of the confidential information, including, without limitation, by cooperating with the Disclosing Party to obtain an appropriate protective order or other reliable assurance that confidential treatment will be accorded the confidential information by such tribunal.

         (iii) If the transactions contemplated by this Agreement and the Merger Agreement shall fail to be consummated, the Receiving Party shall promptly cause all copies of documents or extracts thereof containing information and data as to the Disclosing Party to be returned to the Disclosing Party or destroyed.

   1.4   Publicity.  Except as otherwise required by applicable law or by any
         ---------
applicable rules of any securities exchange or market, it shall not issue any press release or make any other public statement without obtaining the prior approval of SystemSoft.

   1.5   Certain Tax and Accounting Matters.  It shall not, either before or
         ----------------------------------
after the consummation of the Merger, take any action that would prevent the Merger from qualifying as a tax-free reorganization under Section 368 of the Code.

   1.6   Other Negotiations.  It shall not, and shall not permit Radish or any
         ------------------
of its Agents to, directly or indirectly, initiate, solicit, encourage discussion with, provide information to, or

                       Participation Agreement --Page 3

approve a transaction with, any corporation, partnership, person or other entity or group concerning any merger, purchase or sale of substantial assets, sale of shares of capital stock (or securities convertible or exchangeable or otherwise evidencing, or any agreement or instrument evidencing, the right to acquire capital stock) or similar transaction involving Radish (all such transactions being referred to herein as "Acquisition Transactions"). It shall promptly
                             ------------------------
communicate to SystemSoft the terms of any proposal which it may receive in respect of an Acquisition Transaction and any request by or indication of interest on the part of any third party with respect to the initiation of any Acquisition Transaction or discussions with respect thereto.

   1.7   Compliance with the Securities Act; Legends.  It acknowledges and
         -------------------------------------------
understands that the shares of SystemSoft Common to be issued in the Merger are being issued without registration under the Securities Act of 1933, as amended (the "Securities Act"), based upon an exemption provided under the Securities
      --------------
Act and that its representations contained in this Agreement are a material factor with respect to that exemption. The shares of SystemSoft Common to be received in the Merger are "restricted securities" within the meaning of Rule 144 of the Securities and Exchange Commission and as such may not be sold or disposed of other than pursuant to Rule 144 under the Securities Act, pursuant to an exemption from registration provided by the Securities Act or pursuant to an effective registration statement under the Securities Act. It consents to having appropriate legends placed on the certificates representing the shares of SystemSoft Common relating to such restrictions on transfer. It acknowledges and understands that any stockholder of the Company who holds less than 10,000 shares of Radish Common shall receive, in lieu of shares of SystemSoft Common, cash in an amount determined in accordance with Section 2.2(d) of the Merger Agreement.

   1.8   No Purchases or Sales of SystemSoft Shares.  Neither it nor any of its
         ------------------------------------------
affiliates will, directly or indirectly, purchase, sell, borrow, lend or otherwise acquire or dispose of any shares of SystemSoft Common or other securities of SystemSoft, or other securities convertible into or exercisable for shares of SystemSoft Common or such other SystemSoft securities whenever acquired, or make any offer, solicitation, recommendation or agreement relating thereto at any time prior to the Expiration Date. "Expiration Date" shall mean
                                                    ---------------
the earlier of (i) such time as the Merger shall become effective in accordance with the terms and provisions of the Merger Agreement and (ii) such time as the Merger Agreement shall have been terminated pursuant to Article VIII thereof.

   1.9   Agreement to Vote Shares.  At every meeting of the stockholders of
         ------------------------
Radish called on or prior to the Expiration Date, and at every adjournment thereof, and on every action or approval by written consent of the stockholders of Radish, it shall vote all shares of Radish capital stock owned by it: (i) in favor of approval and adoption of the Merger Agreement and the Merger and any matter that could reasonably be expected to facilitate the Merger and (ii) against approval of any proposal made in opposition to or competition with consummation of the Merger (an "Opposing Proposal").
                                -----------------

   1.10  Irrevocable Proxy.  For good and valuable consideration, the receipt
         -----------------
and sufficiency of which is hereby acknowledged, it hereby makes, constitutes and appoints SystemSoft, or such other designee of SystemSoft, to act as its proxy and attorney-in-fact in respect of all voting shares of voting capital stock of Radish presently owned or hereafter acquired by it, or over which it has voting control, for the purpose of effectuating the transactions contemplated by this Agreement and the Merger and authorizes SystemSoft or its designee to vote all such shares of capital stock of Radish held by it in favor of the approval and adoption of the Merger Agreement

                       Participation Agreement --Page 4

and the Merger and against any Opposing Proposal. This irrevocable proxy is given to SystemSoft in consideration of, and in order to carry out the terms of the Merger and shall expire on the earlier of six months from the date of this Agreement or one day after the Effective Time. It also acknowledges that this proxy applies only to shares of capital stock of Radish presently owned or hereafter acquired by it and is coupled with an interest and shall not be revocable or revoked by it.

   1.11  No Proxy Solicitations.  Except as required by law, it shall not, and
         ----------------------
will not permit any person under its control to: (i) solicit proxies or become a "participant" in a "solicitation" (as such terms are defined in Regulation 14A under the Exchange Act) with respect to an Opposing Proposal; or (ii) initiate a stockholders' vote or action by consent of Radish stockholders with respect to an Opposing Proposal.

   1.12  Consent and Waiver.  To the extent that it, together with the other
         ------------------
Major Stockholders, has the power to do so, each Major Stockholder agrees and hereby takes all necessary action to terminate all rights of all of the parties (including their successors and assigns) named in the Series A Convertible Preferred Stock Purchase Agreement dated March 31, 1992 by and among Radish and the other parties named therein; the Registration Rights Agreement dated March 31, 1992 by and between Radish and the other parties names therein; the Founder Stock Restriction Agreement dated March 31, 1992 by and between Radish, Richard
A. Davis and the other parties named therein; the Founder Stock Restriction Agreement dated March 31, 1992 by and between Radish, Theresa M. Szczurek and the other parties named therein; the Series B Convertible Preferred Stock Purchase Agreement dated February 15, 1994 by and between Radish and the other parties named therein; the Amended and Restated Registration Rights Agreement dated February 15, 1994 by and between Radish and the other parties named therein; the Amended and Restated Founder Stock Restriction Agreement dated February 15, 1994 by and between Radish, Theresa M Szczurek and the other parties named therein; the Amended and Restated Founder Stock Restriction Agreement dated February 15, 1994 by and between Radish, Richard A. Davis and the other parties named therein; Side Letter Agreement granting a Right of First Refusal dated June 17, 1994 by and between Radish and the other parties named therein; the Series C Convertible Preferred Stock Purchase Agreement dated February 17, 1995 by and between Radish and the other parties named therein; the Amended and Restated Registration Rights Agreement dated February 17, 1995 by and between Radish and the other parties named therein; the Participation Agreement dated February 17, 1995 by and between Radish and the other parties named therein; the Letter Agreement dated May 19, 1995 by and between Radish and the other parties named therein; the Warrant Purchase Agreement dated August 31, 1995 by and between Radish and Packard Bell Electronics, Inc.; the Series D Convertible Preferred Stock and Warrant Purchase Agreement dated April 30, 1996 by and between Radish and the other parties named therein; the Amended and Restated Registration Rights Agreement dated April 30, 1996 by and between Radish and the other parties named therein; the Amended and Restated Founder Stock Restriction Agreement dated April 30, 1996 by and between Radish, Richard
A. Davis and the other parties named therein; and the Amended and Restated Founder Stock Restriction Agreement dated April 30, 1996 by and between Radish, Theresa M. Szczurek and the other parties named therein and, to the extent any such rights are not so terminated, it hereby irrevocably waives any rights it may have under such agreements effective immediately prior to the Effective Time. In addition, it hereby gives any consents or waivers (including, without limitation, a waiver of any and all notice requirements) that are reasonably required for the consummation of the Merger under the terms of any agreement to which it is a party or pursuant to any other rights it may have.

                       Participation Agreement --Page 5

   1.13  Warrants.  (a)  As a condition of the Merger, all outstanding Radish
         --------
Warrants must either be exercised, surrendered to Radish or otherwise terminated prior to the Effective Time, with all rights to purchase Radish Common under the Radish Warrants or any registration rights relating to the shares of Radish Common issuable upon exercise of the Radish Warrants relinquished in a manner satisfactory to SystemSoft. In furtherance of the foregoing, each Major Stockholder hereby waives any right to advance notice of the Merger or transactions contemplated thereby and agrees, by execution of this Agreement, to either exercise, surrender to Radish or otherwise terminate the Radish Warrants held by such Major Stockholder prior to the Effective Time and to relinquish any registration rights relating to shares of Radish Common issuable to the Major Stockholder upon exercise of any such Radish Warrants. Each Major Stockholder which is a holder of a Radish Warrant further agrees that any Radish Warrants not properly exercised prior to the Effective Time shall terminate as of the Effective Time of the Merger and any rights theretofor existing under or by virtue of the Radish Warrants shall be null and void and of no further force and effect. For purposes of this Agreement, "Radish Warrants"
                                                               ---------------
means (a) the warrants to purchase an aggregate of 626,468 shares of Radish Common with an exercise price of $.10 issued on February 15, 1994 and the warrants to purchase an aggregate of 114,180 shares of Radish Common with an exercise price of $.10 issued on June 17, 1994 (collectively, the "Series B
                                                                   --------
Warrants"); (b) the warrants to purchase an aggregate of 1,409,091 shares of
--------
Radish Common with an exercise price of $.22 issued on April 30, 1996 (the

"Series D Warrants"); (c) the warrant to purchase 40,000 shares of Series B
------------------
Preferred with an exercise price of $1.00 issued April 24, 1994 (the "Phoenix
                                                                      -------
Warrant");  and (d) the warrants to purchase an aggregate of 1,200,000 shares of
-------
Radish Common with an exercise price of $2.00 issued August 31, 1995 and the warrant to purchase 600,000 shares of Radish Common with an exercise price of $.15 issued on August 31, 1995 (collectively, the "Packard Bell Warrants").
                                                   ---------------------

         (b) Each Major Stockholder which is a holder of a Radish Warrant hereby agrees that pursuant to Section 11 of the Series B Warrants, Series D Warrants and the Packard Bell Warrants and Section 8.12 of the Phoenix Warrant, Sections 2(d) of the Series B Warrants, Series D Warrants and the Packard Bell Warrants and Section 2.2 of the Phoenix Warrant be, and hereby are, amended by deleting said Sections in their entirety.

   1.14  Preferred Stock.  By execution of this Agreement, each Major
         ---------------
Stockholder which or who is an owner of shares of Radish Preferred Stock hereby waives (i) any right to advance notice of the Merger or the transactions contemplated thereby (including consummation of the Merger) to which such Major Stockholder may have been entitled under the Certificate of Incorporation of Radish or any agreement and (ii) any right to an appraisal to which such Major Stockholder may have been entitled under the Certificate of Incorporation or any agreement. It is further understood and agreed that Radish may renegotiate the exercise price of certain warrants presently owned by Packard Bell prior to the Effective Time of the Merger. The Major Stockholders hereby waive any right to adjustment of the conversion ratio applicable to such holder's shares of Radish Preferred as a result of any modification of the exercise terms of the Packard Bell Warrants. Each Major Stockholder elects to convert, on a one-for-one basis, all shares of Series A Preferred, Series B Preferred and Series C Preferred and 74.35% of the shares of Series D Preferred held by such Major Stockholder
effective immediately prior to the Effective Time of the Merger.   Radish hereby
agrees to take any and all actions necessary or appropriate to cause all outstanding shares of Series A Preferred, Series B Preferred and Series C Preferred and 74.35% percent of the outstanding shares of Series D Preferred to convert on a one-for-one basis into shares of Radish Common effective immediately prior to the Effective

                       Participation Agreement --Page 6

Time. SystemSoft and the Company agree that for purposes of exchanging SystemSoft Common for Radish Common as a result of the Merger, a share certificate of Radish Preferred (other than share certificates representing shares of Series D Preferred issued and outstanding at the Effective Time) shall be deemed to represent the like number of shares of Radish Common, it being understood that no share certificates representing the Radish Common into which the Series A Preferred, Series B Preferred and Series C Preferred has been converted shall be issued by Radish. Furthermore, each Major Stockholder agrees that the Merger will constitute a liquidation event under Red's Certificate of Incorporation and that only those shares of Series D Preferred that have not been converted into shares of Radish Common, as provided above, shall be entitled to any preferred stock liquidation preference in connection with the Merger.

   1.15  Phoenix Consent and Waiver.  By execution of this Agreement, Phoenix
         --------------------------
Leasing Incorporated ("Phoenix") hereby consents to the Merger and irrevocably waives any rights Phoenix may have solely as a result of the consummation of the Merger to declare an event of default under Section 11 of that certain Senior Loan and Security Agreement dated as of May 24, 1994 by and between Radish and Phoenix.

                                   ARTICLE II

                         REPRESENTATIONS AND WARRANTIES

         Each of the Major Stockholders hereby represents and warrants severally and not jointly to SystemSoft and the Company as follows:

   2.1   Existence and Power.  If such Major Stockholder is a corporation,
         -------------------
partnership or trust, it is duly organized, validly existing and in good standing under the laws of its jurisdiction of organization.

   2.2   Authorization; Binding Agreement.  The execution, delivery and
         --------------------------------
performance by such Major Stockholder, if it is a corporation, partnership or trust, of this Agreement are within its corporate, partnership or trust power and authority and have been duly authorized by all necessary corporate, partnership or trust action on the part of such Major Stockholder. This Agreement has been duly executed and delivered by such Major Stockholder and constitutes a valid and binding agreement of such Major Stockholder, enforceable against such Major Stockholder in accordance with its terms.

   2.3   Governmental Authorization.  The execution, delivery and performance by
         --------------------------
it of this Agreement and receipt by it of SystemSoft Common pursuant to the Merger Agreement does not require any action by or in respect of, or declaration, filing or registration with, any Governmental Authority, including compliance with any applicable requirements of the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended.

   2.4   Non-Contravention.  The execution, delivery and performance by it of
         -----------------
this Agreement does not and will not (i) if it is a corporation, partnership or trust, contravene or conflict with its organizational documents, or (ii) contravene or conflict with or constitute a violation of any provision of any law, regulation, judgment, injunction, order or decree binding upon or applicable to it.

                       Participation Agreement --Page 7

   2.5   Litigation.  There is no action, suit, investigation or proceeding (or
         ----------
any basis therefor) pending against or, to the knowledge of such Major Stockholder, threatened against or affecting, such Major Stockholder or any of its respective properties before any court or arbitrator or any governmental body, agency, official or authority that in any manner challenges or seeks to prevent, enjoin, alter or materially delay the transactions contemplated by this Agreement or the Merger Agreement.

   2.6   Finders' Fees.  There is no investment banker, broker, finder or other
         -------------
intermediary that has been retained by or is authorized to act on behalf of such Major Stockholder who might be entitled to any fee or commission from SystemSoft, Radish or any of their affiliates upon consummation of the transactions contemplated by this Agreement or the Merger Agreement.

   2.7   Ownership of Stock.  Such Major Stockholder is the record and
         ------------------
beneficial owner of the shares of capital stock of Radish set forth after such Major Stockholder's name on Schedule 2.7, and owns all such shares free and
                            ------------
clear of any and all Liens or any rights of first refusal, voting trusts, proxies or other arrangements or understandings, whether written or oral, and such Major Stockholder has the sole and exclusive right and power to exercise all voting rights and other rights with respect to such shares.

   2.8   Certain Tax Matters.  Such Major Stockholder has no present plan or
         -------------------
intention to engage in a direct or indirect sale, exchange, redemption, disposition or conveyance or any transaction that would have the effect of reducing in any way such Major Stockholder's risk of ownership (by short sale or otherwise) including, but not limited to, distributions by a partnership to its partners and by a corporation to its shareholders (a "sale"), of the shares of
                                                      ----
SystemSoft Common to be received by such Major Stockholder in the Merger. Such Major Stockholder acknowledges that he is giving this representation and covenant to enable Ireland, Stapleton, Pryor & Pascoe, P.C. to opine that the Merger constitutes a reorganization within the meaning of Section 368 of the Code and further recognizes that significant adverse tax consequences might result if such representation is not true. Such Major Stockholder understands and agrees that, in connection with the Merger, such Major Stockholder will be required to restate the foregoing representation on or about the Effective Time
of the Merger.   Such Major Stockholders will not engage in a sale prior to the
Effective Time of the Merger of any of the Radish Common held by the undersigned. Such Major Stockholder has no plan to exercise dissenter's rights in connection with the Merger. Such Major Stockholder is not aware of, or participating in, any plan on the part of the Radish Stockholders to engage in a sale or sales of the SystemSoft Common to be received in the Merger.

   2.9   Investment.  Such Major Stockholder is acquiring the shares of
         ----------
SystemSoft Common to be issued in the Merger for investment for such Major Stockholder's own account, and not with a view to, or for resale in connection with, any distribution of the shares of SystemSoft Common and such shares of SystemSoft Common can not be resold without registration under the Securities Act or an exemption therefrom. The Major Stockholder is not a party to any contract, undertaking, agreement or arrangement with any person to sell, transfer or grant participation to any such person or any third party with respect to the shares of SystemSoft Common to be issued in the Merger.

   2.10  Investor Qualifications.  Such Major Stockholder is an "accredited
         -----------------------
investor" as defined in Rule 501(a) of Regulation D of the Rules and Regulation under the Securities Act and

                       Participation Agreement --Page 8

has such knowledge and experience in financial and business matters that such Major Stockholder is capable of evaluating the merits and risks of the prospective investment.

   2.11  Access to Information.  The Major Stockholder acknowledges receipt of
         ---------------------
the SystemSoft SEC Documents (as defined in the Merger Agreement). Such Major Stockholder further acknowledges that such Major Stockholder has had the opportunity to ask questions of and receive answers from officers and employees of SystemSoft about SystemSoft and the terms and conditions of the Merger, and to receive and review such documents concerning SystemSoft as such Major Stockholder has requested.

   2.12  Tax Advice.  Such Major Stockholder acknowledges and understands that
         ----------
SystemSoft has not rendered any tax advice to such Major Stockholder and makes no representation or warranties that the Merger qualifies as a reorganization under Section 368(a) of the Internal Revenue Code of 1986. Such Major Stockholder is relying on the opinion of Ireland, Stapleton, Pryor & Pascoe, P.C. regarding certain tax matters relating to the Merger.

                                  ARTICLE III

                                 MISCELLANEOUS

   3.1   Survival; Termination.  (a) All of the representations and warranties
         ---------------------
contained in this Agreement shall survive the Closing. Any investigation or other examination that may have been made or may be made at any time by or on behalf of the party to whom representations and warranties are made shall not limit, diminish or in any way affect the representations and warranties in this Agreement, and the parties may rely on the representations and warranties in this Agreement irrespective of any information obtained by them by any investigation, examination or otherwise.

         (b) The covenants contained in Sections 1.1, 1.2, 1.6, 1.8, 1.9, 1.10 and 1.11 (but not any liability for breach thereof) shall terminate at the Effective Time. All other covenants contained in this Agreement shall survive the Merger.

         (c) This Agreement (but not any liability for any breach hereof) shall terminate in all respects upon termination of the Merger Agreement.

   3.2   Specific Performance.  Each of the parties to this Agreement hereby
         --------------------
acknowledges that the other party will have no adequate remedy at law if it fails to perform any of its obligations under this Agreement. In such event, each of the parties agrees that the other party shall have the right, in addition to any other rights it may have (whether at law or in equity), to specific performance of this Agreement.

   3.3   Expenses.  All fees and expenses incurred by SystemSoft and the Company
         --------
in connection with this Agreement and the Merger Agreement and the transactions contemplated hereby and thereby (including without limitation the fees and expenses of their financial, legal and accounting advisers) will be borne by SystemSoft. All fees and expenses incurred by Radish in connection with this Agreement and the Merger Agreement and the transactions contemplated hereby and thereby (including without limitation the fees and expenses of its financial, legal and accounting advisers) will be borne by Radish.

                       Participation Agreement --Page 9

   3.4   Acknowledgment.  The Major Stockholders acknowledge and agree that they
         --------------
are the only Radish stockholders that will be required to escrow a certain percentage of the shares of SystemSoft Common they receive in the Merger and
become subject to the terms and conditions of a certain Escrow Agreement.   In
addition, the Major Stockholders acknowledge and agree that they are the only Radish stockholders that will be subject to certain resale limitations and other transfer restrictions under that certain Registration Rights Agreement of even date.

   3.5   Further Assurances.  If at any time after the Effective Time,
         ------------------
SystemSoft or the Company shall consider it advisable that any further conveyance, agreements, documents, instruments and assurances of law or any other things are necessary or desirable to best, perfect, confirm or record in the Company the title to any property, rights, privileges, powers and franchises of Radish, the officers of Radish last in office and such other persons, if any, as the Board of Directors of Radish last in office may authorize shall execute and deliver, upon SystemSoft or the Company's request, any and all proper conveyances, agreements, documents, instruments and assurances of law, and do al things necessary or proper to vest, perfect, confirm or record title to such property, rights, privileges, powers and franchises in the Company, and otherwise to carry out the provisions of this Agreement.

   3.6   Parties in Interest.  All the terms and provisions of this Agreement
         -------------------
shall be binding upon, shall inure to the benefit of and shall be enforceable by the respective successors and permitted assigns of the parties hereto. Nothing expressed or implied in this Agreement is intended or shall be construed to confer upon or give any person, firm or corporation other than the parties hereto, their permitted successors or assigns, and their respective stockholders any rights or remedies under or by reason of this Agreement or any transaction contemplated hereby.

   3.7   Entire Agreement.  This Agreement, the Merger Agreement, the
         ----------------
Registration Rights Agreement and the Escrow Agreement together with the Schedules and Exhibits hereto and thereto, which are incorporated into this Agreement and the Merger Agreement by this reference, supersede any other agreement, whether written or oral, that may have been made or entered into by SystemSoft, the Company, Radish and the Major Stockholders (or by any officers, directors or stockholders of any of such parties) relating to the matters contemplated hereby. This Agreement, the Merger Agreement, the Registration Rights Agreement and the Escrow Agreement together with the Schedules and Exhibits hereto and thereto, constitute the entire agreement by the parties, and there are no agreements or commitments except as set forth herein or therein.

   3.8   Amendment or Modification.  At any time before or after the adoption of
         -------------------------
this Agreement by the Major Stockholders or the approval of the Merger by the stockholders of Radish, this Agreement may be amended or supplemented only by the written agreement of SystemSoft and the Major Stockholders who hold at least eighty (80%) in interest of the total number of shares of SystemSoft Common held by the Major Stockholders.

   3.9   No Waiver.  The failure of any party hereto to enforce at any time any
         ---------
of the provisions of this Agreement shall in no way be construed to be a waiver of any such provision, nor in any way to affect the validity of this Agreement or any part hereof or the right of such party thereafter to enforce each and every such provision. No waiver of any breach of or non-compliance with this Agreement shall be held to be a waiver of any other or subsequent breach or non-compliance.

                       Participation Agreement --Page 10


   3.10  Assignability.  This Agreement shall not be assignable by Radish or the
         -------------
Major Stockholders, on the one hand, or SystemSoft or the Company, on the other hand, without the prior written consent of SystemSoft or the Company, on the one hand, or Radish or the Major Stockholders, on the other hand.

   3.11  Headings and Interpretation.  The headings contained in this Agreement
         ---------------------------
are for reference purposes only and shall not affect the meaning or interpretation of this Agreement. Terms such as "herein", "hereof", "hereinafter" refer to this Agreement as a whole and not to the particular sentence or paragraph where they appear, unless the context otherwise requires. Unless the context otherwise requires, (i) terms used in the plural include the singular, and vice versa, and (ii) words in the masculine gender include the feminine, and vice versa.

   3.12  Notices.  All notices, requests, claims, demands and other
         -------
communications under this Agreement shall be in writing and shall be deemed to have been duly given when received at the addresses set forth in the Merger Agreement, in the case of SystemSoft, the Company and Radish, and the books and records of Radish, in the case of the Major Stockholders, or to such other address as any party may have furnished to the others in writing in accordance herewith, except that notices of change of address shall only be effective upon receipt.

   3.13  Law Governing.  This Agreement shall be governed by and construed and
         -------------
enforced in accordance with the laws of the State of Delaware, without giving effect to the principles of conflicts of law thereof.

   3.14  Invalidity of Provisions.  Each of the provisions contained in this
         ------------------------
Agreement is distinct and severable and a declaration of invalidity or unenforceability of any such provision or part thereof by a court of competent jurisdiction shall not affect the validity or enforceability of any other provision hereof.

   3.15  Counterparts.  This Agreement may be executed simultaneously in one or
         ------------
more counterparts, each of which shall be deemed to be an original but all of which together shall constitute one and the same instrument.



               [REMAINDER OF THIS PAGE INTENTIONALLY LEFT BLANK]

                       Participation Agreement --Page 11

   IN WITNESS WHEREOF, this Agreement has been duly executed and delivered by the parties on the date first above written.

                              SYSTEMSOFT CORPORATION

                              By:/s/ David P. Sommers
                                 ----------------------------
                                 Vice President Finance & CFO


                              BLACK ACQUISITION CORPORATION

                              By:/s/ David P. Sommers
                                 ----------------------------
                                 Vice President Finance & CFO


                              RADISH COMMUNICATIONS SYSTEMS, INC.

                              By:/s/ David Klein
                                 ---------------------------
                                 Title:President & CEO

                       Participation Agreement --Page 12


                              MAJOR STOCKHOLDERS:

                              THE HILL PARTNERSHIP III

                              By:  Hill, Carman Ventures,,
                                   A limited partnership,
                                   Its General Partner


                              By:/s/ Carl Carman
                                 ---------------------------
                                    Its General Partner

                              Address:
                              885 Arapahoe Avenue
                              Boulder, CO  80302


                              FRONTENAC VENTURE V
                              LIMITED PARTNERSHIP

                              By:  Frontenac Company,
                                   Its General Partner


                              By:/s/ Jamie Cowie
                                 ---------------------------
                              Its:

                              Address:
                              135 South La Salle Street, Suite 3800
                              Chicago, IL  60603


                              STF II, L.P.


                              By:/s/ Guy Conger
                                 ---------------------------
                              Its:

                              Address:
                              2180 Sand Hill Road, Suite 450
                              Menlo Park, CA  94025

                       Participation Agreement --Page 13

                              AMERITECH DEVELOPMENT
                              CORPORATION


                              By:/s/ Greg Smitherman
                                 -------------------------------------
                              Its:Vice President and Managing Director

                              Address:
                              30 South Wacker Drive, 37th Floor
                              Chicago, IL  60606


                              CROSSOVER FUND II, L.P.

                              By:  Crossover Investment Management,
                                   L.L.C., Its General Partner


                              By:/s/ Michael J. Stark
                                 -------------------------------------
                              Its:  Managing Member

                              Address:
                              555 California Street, Suite 2600
                              San Francisco, CA  94104


                              CROSSOVER FUND IIA, L.P.

                              By:  Crossover Investment Management,
                                   L.L.C., Its General Partner


                              By:/s/ Michael J. Stark
                                 ---------------------------
                              Its:  Managing Member

                              Address:
                              555 California Street, Suite 2600
                              San Francisco, CA  94104

                       Participation Agreement --Page 14

                              SEA ISLAND VENTURES, LLC


                              By:/s/ Tom Cullen
                                 ---------------------------
                              Its:General Manager

                              Address:
                              1607 Ocean Street, Suite 7
                              Santa Cruz, CA  95060
                              (except for the provision set forth in
                              Section 2.10)

                              OMEGA VENTURES II CAYMAN, L.P.

                              By:  Omega Ventures II Management,
                                   L.L.C., Its Investment General
                                   Partner


                              By:/s/ Sy Kaufman
                                 ---------------------------
                              Its:  Managing Director

                              Address:
                              555 California Street, Suite 2600
                              San Francisco, CA  94104


                              BAYVIEW INVESTORS, LTD.

                              By:  Robertson, Stephens & Company
                                   Private Equity Group, L.L.C.,
                                   Its General Partner


                              By:/s/ Sy Kaufman
                                 ---------------------------
                              Its:  Authorized Signatory

                              Address:
                              555 California Street, Suite 2600
                              San Francisco, CA  94104

                       Participation Agreement --Page 15

                              INTEL CORPORATION


                              By:/s/ Randy Tinsley
                                 ---------------------------
                              Its:Assistant Treasurer

                              Address:
                              2200 Mission College Boulevard
                              Santa Clara, CA  95052


                              OMEGA VENTURES II, L.P.

                              By:  Omega Ventures II Management,
                                   L.L.C., Its General Partner


                              By:/s/ Sy Kaufman
                                 ---------------------------
                              Its:  Managing Director

                              Address:
                              555 California Street, Suite 2600
                              San Francisco, CA  94104


                              RS & CO. IV, L.P.

                              By:  Robertson Stephens Venture
                                   Capital, L.L.C., Its General Partner


                              By:/s/ George R. Hecht
                                 ---------------------------
                              Its:  Authorized Signatory

                              Address:
                              555 California Street, Suite 2600
                              San Francisco, CA  94104

                              /s/ Harry Newton
                              -------------------------------
                              Harry Newton

                              Address:
                              12 West 21 Street
                              New York, NY  10010

                       Participation Agreement --Page 16

                              PACKARD BELL NEC, INC.


                              By:/s/ Saul Suloff
                                 ---------------------------
                              Its:Vice President

                              Address:
                              5701 Lindero Cabyon Blvd., Bldg #3
                              Westlake Village, CA 91362


                              PHOENIX LEASING INCORPORATED


                              By:/s/ Norm Nelson
                                 ---------------------------
                              Its:Vice President

                              Address:
                              2401 Kerner Boulevard
                              San Rafael, CA  94901


                              /s/ Richard A. Davis
                              ------------------------------
                              Richard A. Davis

                              Address:
                              5744 Central Avenue
                              Boulder, CO  80301

                       Participation Agreement --Page 17

                              /s/ Theresa M. Szczurek
                              ------------------------------
                              Theresa M. Szczurek

                              Address:
                              3870 Newport Lane
                              Boulder, CO  80304


                              /s/ John Cullen
                              ------------------------------
                              John Cullen

                              Address:
                              c/o Multi-Sorb Technologies
                              325 Harlem Road
                              Buffalo, NY  14224

                                  SCHEDULE 2.7
                                  ------------


                       Ownership of Radish Capital Stock
                       ---------------------------------